Independent Auditor's Consent

The Board of Directors
FNB Bancorp

We consent to incorporation by reference in the registration statements (No. 333-91596, 333-98293, and 222-106363) on Forms S-8 of FNB Bancorp of our report dated February 28, 2004, relating to the consolidated balance sheets of FNB Bancorp and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of FNB Bancorp.


/s/ KPMG LLP

San Francisco, California
March 30, 2004


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